UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 19, 2007
(Date of earliest event reported)

Morgans Hotel Group Co.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51802	16-1736884
(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

(212) 277-4100

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2007, the Compensation Committee of the Board of Directors of Morgans Hotel Group Co. (the “Company”) awarded W. Edward Scheetz, the Company’s President and Chief Executive Officer, a potential cash bonus of $750,000, payable if and only if the Company’s common stock achieves a 100-trading day average closing stock price of $22.00 or more per share by March 31, 2008 (the “2007 CEO Bonus Award”).

In addition, the 2007 CEO Bonus Award may be payable upon certain termination events or a “change in control” (as defined below).  Specifically, if a “change in control” occurs before March 31, 2008, and the consideration received per share in such transaction is $22.00 per share or more, Mr. Scheetz would be entitled to receive the 2007 CEO Bonus Award.  Further, in the event Mr. Scheetz is terminated by the Company without “cause” (as defined below) or if he terminates his employment with the Company for “good reason” (as defined below), Mr. Scheetz would be entitled to receive the 2007 CEO Bonus Award, provided that the Company’s common stock is trading at $22.00 or more at such time.

If the stock price performance criterion is not met, the 2007 CEO Bonus Award will be forfeited in its entirety.

The 2007 CEO Bonus Award represents the “above-target” portion of Mr. Scheetz’s 2006 annual bonus potential.  The Compensation Committee awarded Mr. Scheetz his 2006 “target” bonus of one times base salary, or $750,000, on March 8, 2007.

For purposes of the 2007 CEO Bonus Award, the following definitions apply:

“change in control” is generally defined as:

•                  a change in the majority of the Company’s board members;

•                  a person becoming the beneficial owner of 35% of the voting power of the Company (excluding certain persons and transactions);

•                  the consummation of a merger, consolidation, share exchange or similar transaction requiring stockholder approval; or

•                  the liquidation or dissolution of the Company or a sale of substantially all of the Company’s assets.

 “cause” is generally defined as:

•                  willful and continual refusal by Mr. Scheetz to substantially perform his responsibilities under his employment agreement with the Company, after demand for substantial performance has been given by the Company’s Board of Directors;

•                  willful engagement in misconduct  which is materially injurious to the Company; or

•                  being convicted of a felony or pleading guilty or nolo contendere to a felony.

“good reason” is generally defined as:

•                  the assignment to Mr. Scheetz of duties materially inconsistent with his title, position, status, reporting relationships, authority, duties or responsibilities;

•                  any failure by the Company to comply with any of the compensation or benefits provisions of Mr. Scheetz’s employment agreement;

•                  any purported termination by the Company of Mr. Scheetz’s employment, otherwise than as expressly permitted by Mr. Scheetz’s employment agreement;

•                  any failure by the Company to comply with and satisfy the provision in Mr. Scheetz’s employment agreement regarding a successor entity honoring the agreement;

•                  following a change in control, any requirement that Mr. Scheetz’s principal place of employment be at a location more than 50 miles from New York, New York;

•                  Mr. Scheetz is not re-elected to the Company’s Board of Directors; or

•                  any material failure by the Company to comply with any other material provision of Mr. Scheetz’s employment agreement.

The foregoing summary of the 2007 CEO Bonus Award is qualified in its entirety by reference to the bonus award letter, dated April 19, 2007,  by and between the Company and Mr. Scheetz, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: April 25, 2007	By:	/s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer